Exhibit 99.1

Independent Bancshares, Inc. Reports Second Quarter 2009 Results

Ocala, FL, July 17, 2009 — For Immediate Release

Independent Bancshares, Inc. (OTC Bulletin Board: IBFL), the parent company of Independent National Bank, announces second quarter 2009 earnings.

Net loss for the second quarter (ended June 30, 2009) was $518,000, or $0.42 per basic and fully diluted share, compared to net income of $10,000, or $0.01 per basic and fully diluted share, for the second quarter of 2008.

Second quarter 2009 earnings were severely impacted by write-downs on problem loans, collection expenses, and expenses related to Other Real Estate Owned, totaling $717,000. In addition the FDIC special assessment of $98,000 was booked against earnings.

Year to date net loss for the first six months of 2009 was $1.6 million or $1.26 per basic and fully diluted share, as compared to a net loss of $178,000 or $0.14 per basic and fully diluted share, for the same period in 2008.

At June 30, 2009 the company had $210 million in assets, $144 million in loans, and $181 million in deposits. At June 30, 2009 the Bank remains well capitalized. The bank does not rely upon brokered deposits. The loan to deposit ratio is 79.36%. The investment portfolio and loan portfolio contain no subprime mortgages.

Independent National Bank operates five full service branches in and around Ocala, Marion County, Florida.

Safe Harbor, this news release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among those risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, which are available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

Source:	Independent Bancshares, Inc.

Contact:	Mark A. Imes, President & CEO, Independent Bancshares, Inc.
Nicholas J. Panicaro Exec. Vice President / CFO Independent Bancshares, Inc. (IBFL)
352-622-2377